Exhibit 10.106

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (the “Settlement Agreement”) is made as of the 21st day of December, 2012 between Ostrolenk Faber LLP (“Ostrolenk”), on the one hand, and Unigene Laboratories, Inc. and Unigene Patent Properties Nos. 1 through 120 (collectively, (“Unigene”), on the other hand.  Intending to be legally bound, the parties hereto hereby stipulate and agree as follows:

Background Recitals

A.           On or about May 18 2012, Ostrolenk commenced an action against Unigene, captioned Ostrolenk Faber LLC v. Unigene Laboratories, Inc. et al., United States District Court for the Southern District of New York, Civil Action No. 2012-cv-03991 (HB) (the “Action”).  In the Action, Ostrolenk asserted claims for breach of contract, unjust enrichment, account stated and quantum meruit, demanding alleged unpaid attorneys’ fees and costs in excess of $430,000.00 (the “Claims”).  Ostrolenk also named as a “defendant” “Unigene Patent Properties Nos. 1 through 120,” though no relief was sought against any entity other than Unigene Laboratories, Inc.  In the Action, Unigene asserted counterclaims for legal malpractice and breach of the duty of confidentiality (the “Counterclaims”).

B.           Unigene appeared and defended against the Claims in the Action, denied liability to Ostrolenk, and asserted its Counterclaims.  Ostrolenk defended against the Counterclaims in the Action, and denied liability to Unigene.

C.           In order to avoid the expense and inconvenience of litigation, the parties desire to settle all of their disputes, including all Claims and Counterclaims that were, or could have been asserted in the Action, in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained in this Settlement Agreement, and other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound, Ostrolenk and Unigene hereby agree as follows:

1.           Payments to Ostrolenk.

(a)           Unigene shall pay to Ostrolenk Forty Thousand Dollars ($40,000.00) on or before December 28, 2012.  No grace period shall exist for the tendering of this payment.

(b)           Unigene shall pay to Ostrolenk Five Thousand, Five Hundred Dollars ($5,500.00) on or before the 1st day of each month for twenty-four (24) consecutive months, commencing on February 1, 2013 (each an “Installment Payment”).  There shall be a ten (10) day grace period for the tendering of an Installment Payment.

(c)            The payments referred in this paragraph 1 shall be made by either of the following methods to be selected by Unigene: (a) by check payable to “Ostrolenk Faber LLP,” which checks shall be delivered to the attention of Max Moskowitz at Ostrolenk Faber LLP, 1180 Avenue of the Americas, New York, NY 10036; or (b) by electronic wire transfer pursuant to the following wiring instructions:

Account Name:  Ostrolenk Faber, LLP
Bank Name:  JP Morgan Chase
Bank Contact:  212-270-0933
Bank Location:  270 Park Avenue, New York, NY 10017
Account No.: 114 730-563
Routing No.: 021000021

Each particular payment shall be deemed “made” to Ostrolenk when the particular check is received at Ostrolenk’s offices, or the wire is received by the payee bank, in both cases subject to collection from the payor bank.

(d)           Unigene may prepay any amounts or Installment Payments due to Ostrolenk pursuant to this paragraph 1 without penalty.  Any prepayment will be applied to Installment Payments as they become due.

2.           The Release by Ostrolenk of Unigene.  In consideration of the payments referred to in paragraph 1 above, the agreements and other mutual promises made set forth in this Settlement Agreement, Ostrolenk and all of its parent corporations, subsidiaries, affiliates, members, officers, directors, shareholders, partners, agents, representatives, predecessors, successors and assigns (collectively, the “Ostrolenk Releasing Parties”), do hereby fully and forever remise, release, acquit and forever discharge Unigene and its officers, shareholders, employees, directors, agents, attorneys, parent companies, predecessor companies, successor companies, subsidiaries, affiliates, successors, assigns and each and all of their present and former officers, directors, partners, principals, employees, shareholders, trustees, and their respective spouses, successors, heirs, executors, estates, administrators, representatives, and agents (collectively, the “Unigene Released Parties”), from and against all actions, causes of action, choses in action, suits, debts, dues, sums of money, compensation, accounts, rentals, commissions, reckonings, bonds, bills, specialties, covenants, rights, contracts, controversies, agreements, promises, costs, damages, judgments, executions, claims, counterclaims and demands whatsoever, at law or in equity, which the Ostrolenk Releasing Parties knows they have, or reasonably should know they have, against the Unigene Released Parties on the date of this Settlement Agreement, arising out of or related in any way to (i) the Action; (ii) the Claims and Counterclaims; and/or (iii) the attorney-client relationship between Ostrolenk and Unigene, that were or could have been asserted by Ostrolenk from the beginning of time through the date of execution of this Settlement Agreement.  Nothing contained in the foregoing release shall operate to bar, reduce, discharge, impair or affect in any manner whatsoever any of Unigene’s obligations under this Settlement Agreement.

3.           The Release by Unigene of Ostrolenk.  In consideration of the agreements and other mutual promises set forth in this Settlement Agreement, Unigene and all of its parent corporations, subsidiaries, affiliates, officers, directors, shareholders, partners, agents, representatives, predecessors, successors and assigns (collectively, the “Unigene Releasing Parties”), do hereby fully and forever remise, release, acquit and forever discharge Ostrolenk and its officers, shareholders, members, partners, employees, directors, agents, attorneys, parent companies, predecessor companies, successor companies, subsidiaries, affiliates, successors, assigns and each and all of their present and former officers, directors, partners, principals, employees, shareholders, trustees, and their respective spouses, successors, heirs, executors, estates, administrators, representatives, and agents (collectively, the “Ostrolenk Released Parties”), from and against all actions, causes of action, chooses in action, suits, debts, dues, sums of money, compensation, accounts, rentals, commissions, reckonings, bonds, bills, specialties, covenants, rights, contracts, controversies, agreements, promises, costs, damages, judgments, executions, claims, counterclaims and demands whatsoever, at law or in equity, which the Unigene Releasing Parties knows they have, or reasonably should know they have, against the Ostrolenk Released Parties on the date of this Settlement Agreement, arising out of or related in any way to (i) the Action; (ii) the Claims and Counterclaims; and/or (iii) the attorney-client relationship between Ostrolenk and Unigene, that were or could have been asserted by Unigene from the beginning of time through the date of execution of this Settlement Agreement.  Nothing contained in the foregoing release shall operate to bar, reduce, discharge, impair or affect in any manner whatsoever any of Ostrolenk’s obligations under this Settlement Agreement.

4.           Termination of Claims.  Within five (5) business days of the execution and delivery of this Settlement Agreement, and the making of the payment in accordance with paragraph 1(a) above, the parties shall execute and file a stipulation pursuant to Fed.R.Civ.P. 41(a) dismissing all of the pending Claims and Counterclaims, with prejudice.

5.           Default.  In the event that Unigene fails to make any Installment Payment to Ostrolenk in accordance with the terms of paragraph 1(b) above, then Ostrolenk shall provide Unigene with written notice of the alleged default in accordance with paragraph 8 below, and Unigene shall have ten (10) days after delivery of the written notice in which to cure the alleged default.  If there has been no cure of the alleged default after the expiration of the ten (10) cure period, then Ostrolenk shall have the right to exercise any and all rights it has under this Settlement Agreement including, but not limited to, (a) instituting a civil action to collect the unpaid amount owed under this Settlement Agreement; (b) recovering reasonable attorneys’ fees and costs incurred by Ostrolenk in connection with the enforcement of this Settlement Agreement; and (c) collecting interest charged at the rate of 9% per annum on the unpaid amount owed under this Settlement Agreement as of the date of the alleged default by Unigene, which interest accrues from the date of the alleged default by Unigene.

6.           No Admissions.  The settlement embodied in this Settlement Agreement reflects a compromise of disputed claims and is not, and shall not be construed as, an admission or concession of any liability on the part of any of the parties hereto, the same being expressly denied.

7.           Independent Legal Advice.  Each of the parties to this Settlement Agreement represents, warrants, and agrees that it had the opportunity to receive independent legal advice from its attorneys with respect to the advisability of executing this Agreement and the terms and conditions hereof.  Unigene and Ostrolenk shall each bear their own legal fees incurred in the Action and in the settlement thereof.

8.           Notices.  All notices to be provided under this Settlement Agreement shall be made by the following means:  (a) email; and (b) by overnight mail, by courier, or by certified mail, return receipt requested:

To Ostrolenk

Ostrolenk Faber LLP
c/o Max Moskowitz
1180 Avenue of the Americas
New York, NY 10036
MMoskowitz@ostrolenk.com

To Unigene

Unigene Laboratories, Inc.
c/o Ashleigh Palmer, Chief Executive Officer
81 Fulton Street
Boonton, NJ 07005
apalmer@unigene.com

cc: Ira A. Rosenau, Esquire
Klehr, Harrison, Harvey, Branzburg & Ellers, LLP
1835 Market Street. 14th Floor
Philadelphia, PA 19103
irosenau@klehr.com

9.           Governing Law.  This Settlement Agreement has been negotiated and executed in the state of New York and shall be governed by and construed in accordance with the laws of the state of New York.  The parties hereto agree that any and all court actions or proceedings arising out of or in any way related to this Settlement Agreement shall be litigated only before the United States District Court for the Southern District of New York, or in any New York state court located in Manhattan, if jurisdiction is unavailable in Federal court.

10.          Binding.  This Settlement Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

11.          Integration.  This Settlement Agreement is the final written expression and the complete and exclusive statement of all of the agreements, conditions, promises, representations, and covenants between the parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous agreements, negotiations, representations, understandings, and discussions between and among the parties, their respective representatives, and any other person or entity, with respect to the subject matter hereof.

12.          Amendment.  This Settlement Agreement may only be amended in writing executed by authorized representatives of all parties.

13.          Severability.  If any part of this Settlement Agreement is held to be invalid, unenforceable or illegal, such determination shall not affect any other provision of this Settlement Agreement, and this Settlement Agreement shall be construed as if the impermissible provision had never been contained herein.

14.          Authority to Execute.  Each individual executing this Settlement Agreement on behalf of any party represents and warrants that they are fully authorized to execute and deliver the agreements on behalf of such party in accordance with its terms, and that this Settlement Agreement is not in violation or inconsistent or contrary to the provisions of any agreement to which it is a party.

15.          Counterparts and Fax Signatures. This Settlement Agreement may be signed in two or more counterparts, which counterparts shall constitute a single, integrated agreement binding upon all the signatories to such counterparts.  Signatures may be delivered by facsimile transmission and such signature shall be treated as originals thereof.

16.          Headings.  The headings of any paragraph of this Settlement Agreement are for convenience only and shall not be used to interpret any provision of this Settlement Agreement.

17.          Additional Representations and Warranties.  The parties hereto warrant and represent that:

(a)           they have received the advice of attorneys of their own choosing in connection with the preparation and execution of this Settlement Agreement;

(b)           they have carefully read the terms of this Settlement Agreement and know the contents of this Settlement Agreement;

(c)           they fully understand the meaning and effect of this Settlement Agreement;

(d)           the entry into and execution of this Settlement Agreement is their own free and voluntary act and deed, without compulsion of any kind;

(e)           except as expressly stated herein, they are not relying upon any statement or representation of any person and that no inducement except as herein expressed has been made to them; and

(f)            the parties signing this Settlement Agreement possess the requisite authority to bind the entities on whose behalf they are signing, including those entities, beneficiaries, general and limited partners, subsidiaries, affiliates, officers, directors, agents, trusts and estates.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Settlement Agreement to be executed on the day and year first written above.

OSTROLENK FABER, LLP

Attest:	12/20/12	/s/ Max Moskowitz

By: Max Moskowitz, Esquire
Title: Managing Partner

UNIGENE LABORATORIES, INC.

Attest:	December 21st, 2012	/s/Ashleigh Palmer

By: Ashleigh Palmer
Title: Chief Executive Officer

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